NEWS RELEASE
October 26, 2017

FOR IMMEDIATE RELEASE	Contact: Randall M. Chesler, CEO
(406) 751-4722

GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF
INTER-MOUNTAIN BANCORP., INC. IN BOZEMAN, MONTANA

KALISPELL, MONTANA - Glacier Bancorp, Inc. (“Glacier” or the “Company”) (NASDAQ: GBCI) today announced the signing of a definitive agreement to acquire Inter-Mountain Bancorp., Inc. (“Inter-Mountain”), the bank holding company for First Security Bank, a community bank based in Bozeman, Montana. The acquisition marks Glacier’s 20th acquisition since 2000 and its ninth announced transaction in the past five years. First Security Bank provides banking services to individuals and businesses throughout Montana with eleven banking offices located in Bozeman, Belgrade, Big Sky, Choteau, Fairfield, Fort Benton, Three Forks, Vaughn and West Yellowstone. As of September 30, 2017, First Security Bank had total assets of $1.0 billion, gross loans of $658 million and total deposits of $874 million.
The boards of Glacier and Inter-Mountain unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The definitive agreement provides that upon closing of the transaction, each share of Inter-Mountain common stock is expected to be exchanged for 22.841 shares of Glacier common stock (4,654,151 Glacier shares in the aggregate). Based on the closing price of $37.26 for Glacier shares on October 26, 2017, the transaction would result in an aggregate value of $173.4 million. Upon closing of the transaction, which is anticipated to take place in the first quarter of 2018, First Security Bank will become a new bank division of Glacier, headquartered in Bozeman. Big Sky Western Bank, Glacier’s existing Bozeman-based banking division, will combine with the new First Security Bank banking division. The agriculture-focused northern branches of First Security Bank, located in the area known as the Golden Triangle, will combine with Glacier’s First Bank of Montana banking division.
“We are proud to be adding First Security Bank to the Glacier family of banks,” stated Randy Chesler, Glacier’s President and Chief Executive Officer. “This is a unique opportunity to expand our presence in the fast growing Bozeman market by creating the leading community bank in the area by combining Big Sky Western Bank with First Security to operate under the First Security Bank name. In addition, we will expand our First Bank of Montana agriculture franchise by adding the First Security Bank locations in the Golden Triangle, an area well known for its high-quality farms and ranches.” Chesler added, “First Security Bank is almost 100 years old and has a tremendous staff and position in its local markets. It also brings outstanding branch offices, solid earnings, strong customer relationships, and a solid core deposit base.” Chesler also noted that the transaction will be immediately accretive to Glacier’s earnings per share, excluding one-time transaction-related expenses.

Bruce Gerlach, President and CEO of Inter-Mountain, commented, “Glacier’s community banking model and culture of taking good care of customers, employees and communities is a perfect fit for us. We look forward to combining forces with Glacier in the greater Bozeman area as well as in the Golden Triangle of Northern Montana, two incredibly strong and growing markets. Partnering with Glacier secures a future for us in which our leadership presence is sustained and our growth prospects are promising.”
Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Friday, October 27, 2017. The call may be accessed by dialing (877) 561-2748 and the conference ID is 9892948. A slide presentation to accompany management’s commentary may be accessed from Glacier’s October 27, 2017 8-K filing with the SEC or at http://www.snl.com/IRWebLinkX/presentations.aspx?iid=1023792.
Glacier was advised in the transaction by D.A. Davidson & Co. as financial advisor and Miller Nash Graham & Dunn LLP as legal counsel. Inter-Mountain was advised by ProBank Austin, as financial advisor, and both Christian Samson & Jones, PLLC and Holland & Hart LLP as legal counsel.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and Bank divisions First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; First Bank of Wyoming, Powell, and First State Bank, Wheatland, both operating in Wyoming; North Cascades Bank, Chelan, with operations in Washington; and The Foothills Bank, Yuma, with operations in Arizona.

Visit Glacier’s website at http://www.glacierbancorp.com.

Forward-Looking Statements
This news release includes forward-looking statements which describe management’s expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and Inter-Mountain, continued success of Glacier’s style of banking and the strength of the local economies in which Glacier operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.